UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 12, 2018

Penske Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		248-648-2500

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2018, the Company entered into a Services Agreement with Mitsui & Co. (U.S.A.), Inc. under which Mitsui employee Masashi Yamanaka is expected to assist the Company in strategic development of business opportunities and relationships in transportation related industries and the evaluation of new technologies in the automotive and trucking sectors. The Company will pay a quarterly fee of $87,500 for these services, as more fully discussed in the Services Agreement incorporated herein by reference and attached hereto as Exhibit 10.1.

On December 12, 2018, the Company also entered into an agreement with Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc., to renew Mitsui’s right to an observer at all of our Board of Directors meetings as long as they own 2.5% of our common stock, and the right to appoint a senior executive as long as they own 10% of our common stock, as more fully discussed in the Agreement incorporated herein by reference and attached hereto as Exhibit 10.2.

Item 404(a) Related Party Disclosures With Respect to Mitsui

Entities affiliated with Roger S. Penske, our Chair of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chair of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co, (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”). Mitsui and the Penske companies are our two largest shareholders owning, together with affiliates, 15.7% and 41.5% of our common stock, respectively.

Pursuant to the stockholders agreement, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. On March 27, 2018, the Penske companies and Mitsui entered into a letter agreement, pursuant to which the parties amended certain provisions of the Stockholders Agreement to extend the term by six years through March 26, 2030, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Both the Penske companies and Mitsui possess registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

On March 27, 2018, we repurchased 1,133,016 shares of our outstanding common stock from Mitsui for $50.0 million, or an average of $44.13 per share, under our securities repurchase program approved by our Board of Directors.

We own a 28.9% interest in Penske Truck Leasing Co., L.P. (“PTL”), a leading provider of transportation services and supply chain management. PTL is capable of meeting customers’ needs across the supply chain with a broad product offering that includes full-service truck leasing, truck rental and contract maintenance, along with logistics services such as dedicated contract carriage, distribution center management, transportation management and lead logistics provider. PTL is owned 41.1% by Penske Corporation, 28.9% by us, and 30% by affiliates of Mitsui.

On September 7, 2017, we acquired an additional 5.5% ownership interest in PTL from GE Capital Global Holdings, LLC for approximately $239.1 million in cash to bring our total ownership interest to 28.9% (the “2017 Acquisition”). Prior to the 2017 Acquisition, we held a 23.4% ownership interest in PTL. Concurrently with our investment pursuant to the 2017 Acquisition, affiliates of Mitsui acquired an additional 10% ownership interest in PTL at the same valuation. In connection with the 2017 Acquisition, the PTL partners agreed to amend and restate the existing partnership agreement among the partners which, among other things, provides us with specified partner distribution and governance rights and restricts our ability to transfer our interest.  We and Mitsui were granted additional governance rights as part of the transaction. In addition, the partnership now has a six member advisory committee (previously seven member) and we continue to be entitled to one of the representatives serving on the advisory committee.  We continue to have the right to pro rata quarterly distributions equal to 50% of PTL’s consolidated net income.

We continue to be able to transfer our directly owned interests with the unanimous consent of the other partners, or if we provide the remaining partners with a right of first offer to acquire our interests, except that we may transfer up to 9.02% of our interest to Penske Corporation without complying with the right of first offer to the remaining partner.  Additionally, PTL has agreed to indemnify the general partner for any actions in connection with managing PTL, except those taken in bad faith or in violation of the partnership agreement.  The partnership agreement continues to allow Penske Corporation, beginning December 31, 2017, to give notice to require PTL to begin to effect an initial public offering of equity securities, subject to certain limitations, as soon as practicable after the first anniversary of the initial notice, and, beginning in 2025, we and Mitsui continue to have a similar right to require PTL to begin an initial public offering of equity securities, subject to certain limitations, as soon as reasonably practicable.  The term of the partnership agreement was amended as part of the transaction to be indefinite.

A portion of our existing PTL ownership interests were previously held through a limited liability company, LJVP Holdings LLC (“Holdings”). The limited liability company agreement of Holdings also was amended as part of the 2017 Acquisition. We had governance rights in Holdings typical of a minority investor and, in light of our prior indemnification requirements related to the Holdings Bonds noted below, we had the right to approve certain additional debt obligations before incurrence by Holdings. The agreement contained restrictions on our ability to transfer our interests similar to those in the PTL partnership agreement discussed above.

In 2017, we received $52.4 million from PTL in pro rata cash distributions. Our Chair and Chief Executive Officer also serves as Chair of PTL, for which he is compensated by PTL. As a limited partner, we do not influence or control the amount of that compensation. In 2017, our subsidiary operating retail commercial truck dealerships, Premier Truck Group, assisted in providing customer financing arrangements at several PTL used truck sales centers in the United States and Canada. In 2017, we received $173,000 for providing these services.

Our Australian subsidiary, Penske Transportation Group International owns a 28.33% interest in a joint venture with a PTL subsidiary to lease trucks in Australia and New Zealand. In September 2017, PTL purchased an additional 5% percent of the ownership interests in this joint venture from us for $234,990. Previously, we owned 33.3% of this joint venture. The joint venture combines our sales expertise in Australia with PTL’s truck leasing experience. We continue to be party to a stockholder’s agreement relating to this investment that provides us with specified distribution and governance rights and restricts our ability to transfer our interests.

We were previously a 31% owner of Penske Vehicle Services (“PVS”), a provider of outsourced vehicle management solutions, along with Penske Corporation (15%), PTL (17%) and third party investors. In December 2017, we, Penske Corporation and the third party investors sold our interests to PTL on the same financial terms. We received $19.2 million in connection with the transaction and terminated the existing stockholders agreement and management agreement. In 2017, we received $687,583 from PVS in pro rata cash distributions.

We were previously a 7% owner of National Powersport Auctions (“NPA”), an auctioneer of powersport vehicles, which was owned 7% by Mitsui, and controlled by Transportation Resource Partners (TRP), an entity affiliated with Penske Corporation. In June 2017, we and the other investors sold our interests to a third party on the same financial terms. We received $6.0 million in connection with the transaction and terminated the existing stockholders agreement. In 2017, we received $1.5 million from NPA in pro rata cash distributions.

Mr. Sasaki, one of our board members who resigned as set forth below, received $326,061 in total compensation in 2017 relating to his service as our Senior Vice President – International Business Development, including a tax allowance of $9,708 relating to $26,060 of non-cash compensation. Mr. Sasaki is an employee of Mitsui & Co., Ltd.  To the extent his salary exceeds or is less than an amount set annually by Mitsui, he made or received payments to/from Mitsui intended to mitigate the effect of exchange rate changes.

Item 5.02 Departure of Directors or Certain Officers;  Election of Directors; Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

On December 12, 2018, Kanji Sasaki resigned from our Board of Directors and as our Senior Vice President – International Business Development.  On December 12, 2018, the Board of Directors filled the vacancy created by Mr. Sasaki’s resignation by appointing Masashi Yamanaka as a director, as more fully discussed in the press release incorporated herein by reference and attached hereto as Exhibit 99.1.

Mr. Yamanaka, 55, is an employee of Mitsui and has spent the last 31 years of his career with Mitsui and its affiliates in various capacities, most recently serving as the General Manager of Mitsui’s Second Motor Vehicles Division from April 2015 to December 2018.  From July 2014 to April 2015, he served as Deputy General Manager in Mitsui’s Second Motor Vehicles Division.  From January 2013 to July 2014, he served as Deputy General Manager, Planning and Administrative Division of the Machinery and Infrastructure Business Unit.  Mr. Yamanaka began his career at Mitsui in April 1997 and served in various capacities with Mitsui.  Mr. Yamanaka will not receive any compensation from the Company for serving as our director (other than a company vehicle and charitable match opportunity up to $50,000).  Mr. Yamanaka is also expected to provide services to the Company under the Services Agreement referenced in Item 1.01 above, all of which Item 1.01 disclosures are incorporated herein by reference.

Related party transactions disclosure under Item 404(a) of Regulation S-K with respect to Mr. Yamanaka is included in Item 1.01 of this report on Form 8-K, which disclosure is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Services Agreement dated as of December 12, 2018 between us and Mitsui & Co., (U.S.A.), Inc.

Exhibit 10.2 Agreement dated December 12, 2018 between us and Mitsui & Co., Ltd. and Mitsui & Co., (U.S.A.), Inc.

Exhibit 99.1 Press Release.

Exhibit Index

Exhibit No.	Description
10.1	Services Agreement dated as of December 12, 2018 between us and Mitsui & Co. (U.S.A.), Inc.
10.2	Agreement dated December 12, 2018 between us and Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc.
99.1	Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

December 13, 2018	By:	/s/ Shane M. Spradlin
Name: Shane M. Spradlin
Title: Executive Vice President